SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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[ ]	Definitive Proxy Statement
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Fidelity Hastings Street Trust
(Name of Registrant as Specified In Its Charter)

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SHAREHOLDER UPDATE

Fidelity® Fund

A few weeks ago we mailed you proxy information to enable you to vote on important proposals that affect the fund and your investment in it. This information describes each proposal and asks for your vote on these important issues.

Your vote is important, no matter how large or small your holdings may be.

We are writing to remind you that your participation is extremely important. The Special Meeting of Shareholders originally scheduled for July 12, 2011, was adjourned to August 10, 2011, at 9 a.m. Eastern Time (ET) because of insufficient shareholder response to recent proxy mailings. Until we receive a sufficient number of votes, the shareholder meeting cannot be held. If you do not plan to cast your vote at the meeting on August 10, 2011, please indicate your vote on the enclosed proxy card(s). Shareholders who hold more than one account in a fund will receive a separate card for each account and should vote each card.

Voting is quick and easy. Please vote now using one of these options:

1. Vote By Touch-Tone Phone
Please call the toll-free number printed on your proxy card(s) and follow the recorded instructions. The service is available 7 days a week, 24 hours a day.
2. Vote by Internet
Please visit the web site indicated on the enclosed proxy card(s) and follow the on-line instructions.
3. Vote by Mail
Please mail your signed proxy card(s) in the postage-paid envelope.

Please note, D.F. King & Co., Inc. may be utilized to solicit shareholder votes by telephone on behalf of the fund. The fund may also arrange to have votes recorded by telephone. In the event that you receive a telephone call from a D.F. King & Co., Inc. representative, you may be asked to verify certain personal information for identification verification.

If you have already voted, thank you for your response. If you have any further questions or would like to receive another copy of the proxy statement, please call Fidelity at 1-800-544-8544. We appreciate your immediate attention. Thank you.

Important information to help you understand and vote on the proposals

Please read the full text of the proxy statement. Below is a brief overview of the proposals to be voted upon. Your vote is important. We appreciate you placing your trust in Fidelity and look forward to helping you achieve your financial goals.

What proposals am I being asked to vote on?

There are three proposals you are being asked to consider. The first is to amend the fund's fundamental investment policies to remove references relating to selecting securities for their income characteristics. The second is to amend the fund's management contract to increase the fund's individual fund fee to Fidelity's standard fee for similarly managed funds. The third is to further amend the management contract by adopting a performance adjustment to the fund's management fee and to give Trustees the authority to designate an alternative appropriate performance adjustment index going forward without shareholder vote, subject to applicable law.

The second and third proposals are mutually contingent, which means that the adoption of one is conditioned on shareholder approval of the other.

Has the fund's Board of Trustees approved each proposal?

Yes. The fund's Board of Trustees has unanimously approved each of the proposals and recommends that you vote to approve them.

What are the reasons for, and advantages of, these proposals?

Fidelity believes that amending the fund's investment policies to remove references to investing for income would better align with the fund's objective of long-term capital growth. While this is not expected to meaningfully change how the fund is currently managed, it will facilitate the adoption of a performance adjustment by more closely aligning the fund's investment policies with those of other funds managed by Fidelity with performance fees and explaining more clearly how Fidelity intends to manage the fund once its management fee revenue is based, in part, on total return performance comparisons against the benchmark index.

Fidelity Fund is Fidelity's oldest fund, and for historical reasons it has a management fee that is 0.21% below Fidelity's standard fee for similarly managed funds. Fidelity believes, and the Board of Trustees unanimously agreed, that aligning the fund's management fee with Fidelity's standard rate for similar funds will fairly compensate Fidelity for the management services provided to the fund and its shareholders.

Additionally, Fidelity believes that aligning the fund's management fee with Fidelity's standard rate for similar funds provides an appropriate basis for applying a performance adjustment. Adopting a performance adjustment is expected to be desirable for shareholders because it would more closely align Fidelity's interests with those of shareholders. It would reward Fidelity by increasing management fees when the fund outperforms its benchmark index (the S&P 500® Index), and penalize Fidelity by decreasing management fees when the fund underperforms its benchmark index.

What will be the impact of the performance fee?

The impact of the addition of the performance fee to the fund's management fee will depend on the fund's future performance relative to its benchmark index. The proxy statement includes a discussion of what the fund's management fee would have been for the 12-month periods ended June 30, 2010 and December 31, 2010 if the fund's management fee had included a performance fee.

You can refer to the proxy statement for more in-depth information on performance fees.

Who will pay for the proxy expenses?

Fidelity will bear the costs associated with the proxy proposals.

How many funds managed by Fidelity have a performance adjustment?

Seventy two Fidelity equity funds currently have a performance adjustment.

What if there are not enough votes to reach quorum by the scheduled shareholder meeting date or if a proposal is not approved?

To facilitate receiving a sufficient number of votes, we may need to take further action. D.F. King & Co., Inc., a proxy solicitation firm, or Fidelity, may contact you by mail or telephone. Therefore, we encourage shareholders to vote as soon as they review the enclosed proxy materials to avoid additional mailings or telephone calls.

If there are not sufficient votes to approve your fund's proposals by the time of your Shareholder Meeting (July 12, 2011), the meeting may be adjourned to permit further solicitation of proxy votes.

What role does the Board play?

The Trustees serve as the fund shareholders' representatives. Members of the Board are fiduciaries and have an obligation to serve the best interests of shareholders, including consideration of policy changes. In addition, the Trustees review fund performance, oversee fund activities, and review contractual arrangements with companies that provide services to the fund.

What is the affiliation of the Board and Fidelity?

The Board consists of 10 individuals. The purpose of the Board is to ensure that the shareholders' best interests are protected in the operation of a mutual fund. There are two "Interested" trustees and eight "Independent" trustees. Trustees are determined to be "Interested" by virtue of, among other things, their affiliation with the funds, trust, or various other entities under common control with Fidelity Management & Research Co. (FMR). Interested Trustees are compensated by FMR. Independent Trustees have no affiliation with FMR and are compensated by each individual fund.

Who is D.F. King & Co., Inc.?

D.F. King & Co., Inc. is a third party proxy vendor that Fidelity hires to call shareholders and record proxy votes. In order to hold a shareholder meeting, quorum must be reached - one-third of the outstanding voting securities entitled to vote constitutes a quorum for the transaction of business at the meeting. If quorum is not attained, the meeting may adjourn to a future date. Fidelity attempts to reach shareholders via multiple mailings to remind them to cast their vote. As the meeting approaches, phone calls may be made to clients who have not yet voted their shares so that the shareholder meeting does not have to be postponed.

Voting your shares immediately will help minimize additional solicitation expenses and prevent the need to make a call to you to solicit your vote.

How many votes am I entitled to cast?

As a shareholder, you are entitled to one vote for each dollar of net asset value you own of the fund on the record date (with fractional dollar amounts entitled to a proportional fractional vote). The record date is May 16, 2011.

How do I vote my shares?

You can vote your shares by completing and signing the enclosed proxy card(s) and mailing it in the enclosed postage-paid envelope. You may also vote by touch-tone telephone by calling the toll-free number printed on your proxy card(s) and following the recorded instructions. In addition, you may vote through the internet by visiting the web site indicated on your proxy card(s) and following the on-line instructions. If you need any assistance, or have any questions regarding the proposals or how to vote your shares, please call Fidelity at 1-800-544-8544 (Retail Class) or 1-800-835-5092 (Class K).

How do I sign the proxy card(s)?

Individual Accounts: Shareholders should sign exactly as their names appear on the account registration shown on the card(s).

Joint Accounts: Either owner may sign, but the name of the person signing should conform exactly to a name shown in the registration.

All Other Accounts: The person signing must indicate his or her capacity. For example, a trustee for a trust or other entity should sign, "Ann B. Collins, Trustee."

FID-ADJ-0711
1.930640.100